                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                 TENET HEALTHCARE CORPORATION
- - --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                 SCOTT M. BROWN
                          TENET HEALTHCARE CORPORATION
                               3820 STATE STREET
                        SANTA BARBARA, CALIFORNIA 93105
                                 (805) 563-7000
- - --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
        *Set forth the amount on which the filing fee is calculated and state how it was determined.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                          TENET HEALTHCARE CORPORATION

                                                                MAILING ADDRESS:
                                                                  P.O. BOX 31907
3820 STATE STREET                                SANTA BARBARA, CALIFORNIA 93130
SANTA BARBARA, CALIFORNIA 93105                                   (805) 563-7000

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                  TO BE HELD ON WEDNESDAY, SEPTEMBER 25, 1996

August 26, 1996

To our Shareholders:

The Annual Meeting of Shareholders of Tenet Healthcare Corporation (the "Company") will be held on Wednesday, September 25, 1996, at 10:00 a.m., Pacific Daylight Time, in the Arcadia Ballroom, Loews Santa Monica Beach Hotel, 1700 Ocean Avenue, Santa Monica, California, 90401, for the following purposes:

      1.    To elect three directors for terms of three years each;

      2 To ratify the selection of KPMG Peat Marwick LLP as independent auditors for the fiscal year ending May 31, 1997; and

      3. To transact such other business as properly may come before the meeting.

Only shareholders of record at the close of business on August 12, 1996 (the record date) will be entitled to vote at the meeting and any adjournments thereof.

PLEASE PROMPTLY VOTE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD. This will ensure that your shares are voted in accordance with your wishes and that a quorum will be present. You are cordially invited to attend the meeting, and you may vote in person even though you have returned your proxy card.

                                          SCOTT M. BROWN

                                          SECRETARY

                                PROXY STATEMENT

GENERAL INFORMATION
August 26, 1996

    Your proxy is solicited by the Board of Directors (the "Board") of Tenet Healthcare Corporation ("Tenet" or the "Company") for use at the Annual Meeting of Shareholders ("Annual Meeting") to be held on Wednesday, September 25, 1996, and any adjournments thereof, for the purposes set forth in the foregoing Notice of Annual Meeting of Shareholders. This Proxy Statement and the accompanying proxy are being mailed on or about August 27, 1996.

If the proxy is properly executed and returned, the shares it represents will be voted at the meeting in accordance with the instructions noted thereon. If no direction is indicated, the proxy will be voted in accordance with the Board's recommendations as set forth herein. Any shareholder executing a proxy has the power to revoke it at any time before it is voted. Any proxy may be revoked at any time prior to its exercise by filing with the Secretary of the Company a written notice of revocation, by delivering a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. The Board knows of no unspecified matters to be voted upon at the Annual Meeting.

Only shareholders of record at the close of business on August 12, 1996, are entitled to receive notice of and to vote at the Annual Meeting. On August 12, 1996, Tenet had outstanding 216,285,437 shares of common stock, each of which is entitled to one vote. The presence, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on such date is necessary to constitute a quorum at the Annual Meeting. Abstentions (including instructions to withhold authority to vote for one or more nominees) and broker non-votes will be counted for purposes of determining the presence or absence of a quorum, but will not be counted as votes cast except as otherwise provided herein.

The cost of solicitation of proxies by the Board will be borne by the Company. The Company has engaged Kissel-Blake Inc. ("Kissel-Blake") to assist in the solicitation of proxies for the meeting. The Company will pay Kissel-Blake $13,000 in fees for its services and will reimburse it for its reasonable out-of-pocket expenses. In addition to solicitation by mail and by Kissel-Blake, proxies may be solicited by directors, executive officers and employees of the Company personally or by telephone or telegram. Forms of proxy material also may be distributed through brokers, custodians and other like parties to the beneficial owners of the Company's common stock, and the Company may reimburse such parties for their reasonable out-of-pocket and clerical expenses incurred in connection therewith.

1. DIRECTORS AND NOMINEES

Jeffrey C. Barbakow
Chairman and Chief Executive Officer
Chairman of Executive Committee and
Member of Nominating Committee
Age: 52

Mr. Barbakow was elected by the Board to serve as Chief Executive Officer and President of Tenet effective June 1, 1993. Effective July 28, 1993, Mr. Barbakow was elected Chairman of the Board, at which time he relinquished the office of President. Prior to June 1, 1993, Mr. Barbakow served as a Managing Director of Donaldson, Lufkin & Jenrette Securities Corporation, a position he held from September, 1991 through May 31, 1993. From 1988 until 1991, Mr. Barbakow served as Chairman, President and Chief Executive Officer of MGM/UA Communications, Inc. Prior to October 1988, Mr. Barbakow served as a Managing Director of Merrill Lynch Capital Markets and an executive officer of several Merrill Lynch affiliates. In addition, Mr. Barbakow served as a director of MGM Grand, Inc. from November, 1988 through May, 1993. Mr. Barbakow has been a director since 1990. His current term as a director of Tenet expires at the 1997 Annual Meeting.

- - --------------------------------------------------------------------------------

Michael H. Focht, Sr.
President and Chief Operating Officer
Member of Executive Committee and
Ethics and Quality Assurance Committee
Age: 53

Mr. Focht was elected by the Board to serve as Chief Operating Officer of Tenet effective April 8, 1993, and to serve in the additional position of President effective July 28, 1993. Mr. Focht served as Senior Executive Vice President, Operations, of Tenet from 1991, and President and Chief Executive Officer of Tenet's General Hospital Division from 1986. Mr. Focht joined Tenet in 1978 and has served as a director of the Company since 1990. His current term as a director of Tenet expires at this year's Annual Meeting.

- - --------------------------------------------------------------------------------

Bernice B. Bratter
Director
Member of Executive Committee,
Nominating Committee and Chair of
Compensation and Stock Option Committee
Age: 58

Ms. Bratter served as Executive Director of Senior Health and Peer Counseling, a non-profit healthcare organization located in Santa Monica, California from 1980 through her retirement from that position on March 14, 1995. Ms. Bratter currently is lecturing and serving as a consultant in the fields of not-for-profit corporations and healthcare. Ms. Bratter has been a director of Tenet since 1990. Her current term as a director of Tenet expires at this year's Annual Meeting.

- - --------------------------------------------------------------------------------

Maurice J. DeWald
Director
Member of Executive Committee,
Compensation and Stock Option Committee
and Chairman of the Audit Committee
Age: 56

Mr. DeWald is Chairman and Chief Executive Officer of Verity Financial Group, Inc., a private firm that he founded in 1993 that is involved in investment and development projects, and President of DeWald Enterprises, a private investment firm that he founded in 1991. From 1986 until 1990, Mr. DeWald served as Managing Partner of the Los Angeles office of KPMG Peat Marwick LLP. Mr. DeWald also is a director of Dai-Ichi Kangyo Bank of California and ARV Assisted Living, Inc. Mr. DeWald has been a director since 1991. His current term as a director of Tenet expires at the 1998 Annual Meeting.

- - --------------------------------------------------------------------------------

Peter de Wetter
Director
Member of Executive Committee
and Pension Committee
Age: 76

Mr. de Wetter served as Executive Vice President of Tenet from October, 1979 until his retirement in May, 1989. Mr. de Wetter has been a director of Tenet since 1977. His current term as a director of Tenet expires at the 1997 Annual Meeting.

- - --------------------------------------------------------------------------------

Edward Egbert, M.D.
Director
Member of Nominating Committee, Pension Committee and Ethics and Quality Assurance Committee
Age: 71

Dr. Egbert retired as a physician in private practice on January 1, 1994. From 1975 to 1982, Dr. Egbert served on the Governing Board of Sierra Medical Center, a general hospital owned and operated by one of Tenet's subsidiaries. Dr. Egbert has been a director of Tenet since 1975. His current term as a director of Tenet expires at the 1998 Annual Meeting.

- - --------------------------------------------------------------------------------

Raymond A. Hay
Director
Member of Audit Committee,
Ethics and Quality Assurance Committee
and Chairman of Nominating Committee
Age: 68

Mr. Hay has been Chairman and Chief Executive Officer of Aberdeen Associates, a private investment firm, since 1992. Mr. Hay held the same position with Hay-Faulstich & Associates from 1991 through January, 1992, when its operations were assumed by Aberdeen Associates. From 1983 until June 1991, Mr. Hay served as Chairman and Chief Executive Officer of The LTV Corporation, which filed a voluntary petition under Chapter 11 of the Federal Bankruptcy Code in 1986. The petition received final approval in June, 1993. Mr. Hay has been a director of Tenet since 1985. His current term as a director of Tenet expires at the 1998 Annual Meeting.

- - --------------------------------------------------------------------------------

Lester B. Korn
Director
Member of Executive Committee and
Compensation and Stock Option Committee
and Chairman of Pension Committee
Age: 60

Mr. Korn is Chairman and Chief Executive Officer of Korn Tuttle Capital Group, a diversified holding company based in Los Angeles, California. Mr. Korn served as the Chairman of Korn/Ferry International, an executive search firm which he founded, from 1969 until May 1991, when he retired and became Chairman Emeritus. During 1987-1988, he served as United States Ambassador to the United Nations Economic and Social Council. Mr. Korn also serves as a director of ConAm Properties, Ltd. Mr. Korn has been a director of Tenet since 1993. His current term as a director of Tenet expires at this year's Annual Meeting.

- - --------------------------------------------------------------------------------

James P. Livingston
Director
Member of Audit Committee,
Ethics and Quality Assurance Committee
and Nominating Committee
Age: 70

Mr. Livingston served as an Executive Vice President of Tenet from 1977 until his retirement in June, 1986. From 1984 until his retirement, Mr. Livingston also served as President and Chief Executive Officer of Tenet's former Health Products and Services Group. Mr. Livingston has been a director of Tenet since 1975. His current term as a director of Tenet expires at the 1997 Annual Meeting.

- - --------------------------------------------------------------------------------

Thomas J. Pritzker
Director
Age: 46

Since 1980, Mr. Pritzker has been the president and a director of the corporation that is the general partner of a limited partnership that is a general partner of the sole general partner of GKH Investments, L.P. (the "Partnership"). The sole general partner of the Partnership, GKH Partners, L.P., acted as a financial advisor to Tenet HealthSystem Holdings, Inc. (formerly known as American Medical Holdings, Inc., "THH") in connection with the acquisition of THH by the Company. Mr. Pritzker also has served as the Chairman of Healthcare COMPARE Corp., a firm involved in providing medical review and cost management services to various types of healthcare payor groups, since 1990, and President of Hyatt Corporation, a diversified company primarily engaged in real estate and hotel management activities, since 1979. Mr. Pritzker was elected a Director by the Board on March 29, 1995. Mr. Pritzker's current term as a director of the Company expires at the 1998 Annual Meeting of Shareholders.

- - --------------------------------------------------------------------------------

Richard S. Schweiker
Director
Member of Audit Committee and
Chairman of Ethics and Quality Assurance Committee
Age: 70

Mr. Schweiker served as president of the American Council of Life Insurance from 1983 until his retirement on December 31, 1994. Mr. Schweiker also serves as a director of LabOne, Inc. Mr. Schweiker has been a director of Tenet since 1984. From 1981 to 1983, Mr. Schweiker served as Secretary of Health and Human Services. His current term as a director of Tenet expires at the 1997 Annual Meeting.

- - --------------------------------------------------------------------------------

DIRECTORS BY CLASS

Class 2 (term expires at the 1996 Annual Meeting of Shareholders)

Bernice B. Bratter
Michael H. Focht, Sr.
Lester B. Korn

Class 3 (term expires at the 1997 Annual Meeting of Shareholders)

Jeffrey C. Barbakow
Peter de Wetter
James P. Livingston
Richard S. Schweiker

Class 1 (term expires at the 1998 Annual Meeting of Shareholders)

Maurice J. DeWald
Edward Egbert, M.D.
Raymond A. Hay
Thomas J. Pritzker

NOMINEES AND VOTING

    On May 22, 1996, John T. Casey and Robert W. O'Leary, who are currently principals at other healthcare companies, resigned from the Board to avoid any appearance of a potential conflict of business interest and to be able to devote more time to their new ventures. On July 31, 1996, the size of the Board was reduced from 13 to 11 directors. On July 31, 1996, the Nominating Committee met and recommended for nomination by the Board each of Messrs. Focht and Korn and Ms. Bratter to serve a three-year term as a director until the 1999 Annual Meeting. After considering the Nominating Committee's actions, the Board met on July 31, 1996, and nominated the directors recommended by the Nominating Committee.

    Directors are divided into three classes and serve for three-year overlapping terms. Following the election of the three Class 2 directors at this year's Annual Meeting, there will be four Class 1 directors, three Class 2 directors and four Class 3 directors. The terms of the other directors do not expire until 1997 or 1998. Directors are to be elected by a majority of the votes cast. Votes may not be cumulated.

    The shares represented by proxies solicited by the Board will be voted, unless otherwise directed, for Messrs. Focht and Korn and Ms. Bratter. The Board believes each of its nominees will be able and willing to serve if elected. If any named nominee becomes unavailable, the Board's proxies will be voted for the remaining nominees and for such other person or persons as the Board may recommend.

SHAREHOLDER APPROVAL

    Election of the nominees by the shareholders requires the affirmative vote of a majority of the votes cast by holders of shares entitled to vote in the election at the Annual Meeting, provided a quorum is present. Unless marked to the contrary, proxies will be voted "FOR" the election of the nominees at the Annual Meeting.

    THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR ITS NOMINEES FOR DIRECTORS.

STOCK OWNERSHIP

    As of August 12, 1996, ownership of common stock by all directors, all nominees, each of the named executive officers (as defined herein on page 12) and all executive officers and directors as a group (15 persons) was as follows:

                                                                                    SHARES BENEFICIALLY OWNED (1)
                                                                               ----------------------------------------
                                                                                              OPTIONS
                                                                                            EXERCISABLE
                                                                                SHARES OF     PRIOR TO
                                                                                 COMMON     OCTOBER 31,    PERCENT OF
NAME                                                                              STOCK         1996        CLASS(2)
- - ------                                                                         ----------------------------------------
Maris Andersons (3)..........................................................         425       161,999
Jeffrey C. Barbakow (4)......................................................      19,400     2,264,666          1.0%
Bernice B. Bratter...........................................................      11,000        10,000
Scott M. Brown...............................................................       1,790        25,500
Maurice J. DeWald............................................................      10,800        10,000
Peter de Wetter..............................................................      13,400        20,460
Edward Egbert, M.D...........................................................      37,952        15,460
Trevor Fetter................................................................      21,300        76,666
Michael H. Focht, Sr.........................................................      10,000       625,976
Raymond A. Hay...............................................................      11,200        30,920
Lester B. Korn...............................................................      22,700        10,000
James P. Livingston..........................................................     101,228        41,380
Raymond L. Mathiasen.........................................................      49,500       175,045
Thomas J. Pritzker (5).......................................................     252,255         5,000
Richard S. Schweiker.........................................................      21,860        62,300
Executive officers and directors as a group (15 persons).....................     584,810     3,535,372          1.9%
                                                                                                                  --
                                                                               -----------  ------------

- - ------------

(1) Except as otherwise indicated, each individual named has sole control as to the investment and voting power with respect to the securities owned.

(2) Except as indicated, no executive officer or director beneficially owned, including options exercisable prior to October 31, 1996, 1% or more of the outstanding shares of common stock of the Company.

(3) Mr. Andersons is included because he was an executive officer of the Company until March 20, 1996.

(4) The total shares of common stock includes 300 shares held by Mr. Barbakow's minor son.

(5) Mr. Pritzker may be deemed to be a controlling stockholder of, or to have investment control over, two corporations, and is a co-trustee of certain trusts, which hold an aggregate of 888,277 shares of common stock. Mr. Pritzker expressly disclaims beneficial ownership of all such shares of common stock.

THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

    The Board acted 10 times during the fiscal year ended May 31, 1996. Except for director Casey, each director participated in at least 75% of the aggregate of meetings of the Board and the committees on which he/she served, during the period he/she served as a director.

    During fiscal year 1996, the Company's Executive Committee consisted of employee directors Barbakow (Chairman) and Focht, and non-employee directors Bratter, DeWald, de Wetter and Korn. The Executive Committee, which met three times during fiscal 1996, may exercise, when the Board is not in session, all of the powers of the Board in the management of the business and affairs of the Company, but may not fill vacancies on the Board, change the membership of, or fill vacancies in, any committee of the Board, adopt, amend or repeal the By-Laws or declare dividends.

    During fiscal year 1996, the Company's Audit Committee consisted of non-employee directors Schweiker, DeWald, Egbert (until October 24, 1995), Hay, Casey (from until October 24, 1995 to May 22, 1996) and Livingston. On October 24, 1995, Mr. DeWald replaced Mr. Schweiker as Chairman of the Audit Committee. The Audit Committee selects, engages on behalf of the Company (subject to the consent of the shareholders) and fixes the compensation of, a firm of independent certified public accountants whose duty it is to audit the books and accounts of the Company and its subsidiaries for the fiscal year in which they are appointed. The Audit Committee confers with the auditors and determines the scope of the auditing of the books and accounts of the Company and its subsidiaries. The Audit Committee also is responsible for determining that the business practices and conduct of employees and other representatives of the Company and its subsidiaries comply with the policies and procedures of the Company. None of the members of the Audit Committee may be officers or employees of the Company. The Audit Committee met five times during fiscal 1996.

    During fiscal year 1996, the Company's Compensation and Stock Option Committee (the "Compensation Committee") consisted of non-employee directors Bratter (Chair), DeWald and Korn. Except as noted below, the Compensation Committee has the authority to establish a general compensation policy for the Company and has responsibility for the approval of changes in directors' fees and compensation paid to senior officers. The Compensation Committee has all of the powers of administration under all of the Company's employee benefit plans (except those discussed below for which the Pension Committee is responsible), including stock option plans, long-term incentive plans, bonus plans, deferred compensation plans, non-qualified retirement plans, stock purchase plans and medical, dental and insurance plans. In connection therewith, the Compensation Committee determines (subject to the provisions of the Company's plans) the directors, officers and employees of the Company eligible to participate in any of the plans, the extent of such participation and the terms and conditions under which benefits may be vested, received or exercised. None of the members of the Compensation Committee may be officers or employees of the Company. The Compensation Committee met 17 times in fiscal 1996.

    During fiscal year 1996, the Company's Performance Investment Plan Committee consisted of non-employee directors DeWald (Chairman) and Egbert. The committee, which was responsible for administering the Company's Performance Investment Plan (the "PIP"), did not meet in fiscal 1996. The PIP expired by its terms on April 3, 1996, and the PIP Committee was dissolved at that time.

    During fiscal year 1996, the Company's Nominating Committee consisted of non-employee directors Hay (Chairman), Bratter, Egbert and Livingston and employee director Barbakow. The Nominating Committee, which is responsible for making recommendations to the Board regarding the qualifications of candidates for the Board, nominees to fill vacancies on the Board and Board committees, the director selection process, the tenure of Board members and the size, composition and committee structure of the Board, met two times in fiscal 1996. Nominations by shareholders will be considered by the Board if written information concerning the proposed nominee, including the proposed nominee's name, biographical information and a signed consent to be nominated and to serve if elected, is submitted to the Secretary of the Company on or before May 2, 1997.

    The Company's Ethics and Quality Assurance Committee consisted during fiscal 1996 of non-employee directors Schweiker (Chairman), Egbert, Hay, O'Leary (until to May 22, 1996) and Livingston and employee director Focht. The purpose of the committee is to present to the Board such measures and recommend such actions as may be necessary or desirable to assist the Company in conducting its activities in accordance with ethical standards and in delivering quality medical care. In addition, the
Committee also provides oversight for the Company's corporate compliance and ethics program. The committee met three times in fiscal year 1996.

    During fiscal year 1996, the Company formed a Pension Committee to have general oversight responsibility for the Company's pension plans, 401(k) Retirement Savings Plan (the "401(k) Plan") and other similar plans that may be adopted in the future. During fiscal year 1996, the Pension Committee consisted of non-employee directors Korn (Chairman), Casey (until May 22, 1996), de Wetter and Egbert. The Pension Committee is responsible for approving investment policies and investment managers for the Company's qualified pension plans, reviewing actuarial information concerning the plans, monitoring the 401(k) Plan, approving major changes to the 401(k) Plan, and approving any new qualified investment or savings plans (other than stock plans) proposed by the Company and the monitoring of such plans.

                           REMUNERATION OF DIRECTORS

    During the fiscal year ended May 31, 1996, directors Bratter, DeWald, de Wetter, Egbert, Hay, Korn, Livingston, O'Leary, Schweiker and Pritzker, Tenet's non-employee directors during fiscal 1996, each received $40,000 as a retainer fee for serving on the Board, as well as an attendance fee of $1,000 for attending each Board meeting and $1,200 for attending each meeting of the respective committees on which he or she was a member. Director Casey also received a pro rata portion of the $40,000 retainer fee and attendance fees for attending committee meetings from August 11, 1995 (when Mr. Casey resigned as an employee of the Company and became a non-employee director of the Company) through his resignation on May 22, 1996. In addition, Mr. de Wetter received $1,000 per month for serving as an advisor to the Compensation Committee pursuant to a consulting agreement, which was extended through September, 1996.

    Each committee Chairperson also received $4,000 during the fiscal year for each committee chaired by him or her. Directors also are reimbursed for travel expenses and other out-of-pocket costs incurred in attending meetings.

DIRECTORS RETIREMENT PLAN

    Tenet has a Board of Directors Retirement Plan (the "Directors Retirement Plan") for non-employee directors. The Company believes that the Directors Retirement Plan enables Tenet to attract and retain non-employee directors who render necessary and important services to the Company. During fiscal 1996, the following non-employee directors participated in the Directors Retirement Plan:
Bratter, DeWald, de Wetter, Egbert, Hay, Korn, Livingston and Schweiker. Director Pritzker currently is not enrolled in the Directors Retirement Plan.

    Under the Directors Retirement Plan, the Company is obligated to pay to the non-employee director an annual normal retirement benefit for a maximum period of 10 years upon the director's retirement. The retirement benefit is based on years of service to the Company as a non-employee director. The director's interest in the retirement benefit becomes partially vested after five years of service as a non-employee director and fully vested after 10 years of service as a non-employee director. The annual retirement benefit is equal to the lesser of
(i) the director's Final Annual Board Retainer (as defined below), and (ii) $25,000, increased by a compounded rate of six percent per year from 1985 to the director's termination of service. The retirement benefits are paid monthly. "Final Annual Board Retainer" is defined under the Directors Retirement Plan as the annual retainer paid to the director for service on Tenet's Board (excluding fees paid for individual Board or committee meetings or for serving as a committee chair) at the time of the termination of the director's service on the Board.

    Normal retirement benefits, with certain adjustments, are paid to participants whose services are terminated for any reason other than death prior to normal retirement, so long as the participant has completed at least five years of service. In the event of the death of any participant, before or after retirement, the normal retirement benefit will be paid to his/her surviving spouse or eligible children under the age of 21. In the event of a "Change of Control" (as defined below) of Tenet followed by a participant's termination as a director of Tenet or a participant's failure to be re-elected as a director upon the expiration of his/her term in office, participants under the Directors Retirement Plan will be deemed fully vested without regard to years of service and shall be entitled to receive full normal retirement benefits.

    A "Change of Control" is deemed to have occurred under the Directors Retirement Plan if (a) any person (as defined in Sections 13(c) and 14(d)(2) of the Securities Exchange Act of 1934, as amended, the "Exchange Act") becomes the beneficial owner directly or indirectly of 30% or more of the combined voting power of the Company's then outstanding securities, or (ii) during any two-year period, individuals who at the beginning of such period constitute the Company's Board cease for any reason other than death or disability to constitute at least a majority of the Board.

    The Directors Retirement Plan was amended in fiscal year 1994 to permit participation by former employees who are directors, with years of service measured from the date on which the director's employment with the Company terminates. Non-employee directors Livingston and de Wetter previously were employed by the Company and also are eligible to receive benefits under the Company's Supplemental Executive Retirement Plan (the "SERP"), which is described on page 15.

DIRECTORS LIFE INSURANCE PROGRAM

    The Company provides a Directors Life Insurance Program (the "Program") for all directors who elect to participate in the Program. The Company believes that the Program enables it to retain the services of its existing directors and to attract highly qualified directors.

    Under the Program, the Company is willing to enter into split dollar life insurance agreements with an owner designated by a director providing for the purchase of joint life, second to die, life insurance policies insuring the lives of the director and another person designated by the director. The amount of insurance to be purchased will be sufficient to provide a death benefit up to $1,000,000 to beneficiaries to be designated by the owner and to allow the Company to recover the premiums it has paid to keep the policies in force until the deaths of both the director and the designated other person. The owner will pay the cost of pure term insurance and the Company will pay the balance of the premiums, which will be paid over seven years if its original assumptions as to interest rates, mortality rates, tax rates and certain other factors are accurate. Pursuant to the tax laws, the directors are imputed with income equal to the premiums paid by the Company under the Program. The Company reimburses each director for the tax paid by the director on such imputed income.

    The Program is administered by the Compensation Committee, members of which may be participants under the Program. As of July 31, 1996, life insurance policies had been purchased by the owners on the lives of directors Bratter, de Wetter, Egbert, Focht, Hay, Korn and Livingston and their respective designated other person. Directors Barbakow, DeWald, Pritzker and Schweiker do not participate in the Program.

1994 DIRECTORS STOCK OPTION PLAN

    In 1994, the shareholders approved the 1994 Directors Stock Option Plan (the "DSOP"). The DSOP replaced the Director Restricted Share Plan (the "Restricted Plan"). Although the Restricted Plan was terminated upon the effectiveness of the DSOP, restricted shares previously granted under the Restricted Plan remain in effect.

    The Company believes the DSOP promotes the interests of the Company and its shareholders by strengthening the Company's ability to attract, motivate and retain Directors of training, experience and ability, and by encouraging the highest level of Directors' performance by providing Directors with a proprietary interest in the Company's financial success and growth.

    The DSOP is administered by the Compensation Committee, which is composed of non-employee directors who are eligible to participate in the DSOP. Only non-employee directors of the Company are eligible to participate in the DSOP. Such non-employee directors are not eligible to receive new awards under the 1991 Stock Incentive Plan or the 1995 Stock Incentive Plan, which plans are for employees. Participants are granted options to acquire 5,000 shares of common stock of the Company on the last Thursday of January of each year. In addition, on the last Thursday of the month of a non-employee director's election to the Board, such director will be granted options to acquire 5,000 shares of common stock. Subject to certain adjustment provisions described in the DSOP, the aggregate number of shares of common stock that may be acquired upon the exercise of options under the DSOP is 500,000. Unless previously terminated, the DSOP will terminate on January 26, 2004, except with respect to options then outstanding.

    Each option is exercisable one year from the date of grant. The exercise price is the fair market value of a share of common stock on the date of grant. Each option will expire at the time a non-employee director ceases to be a non-employee director, except as described below. If a non-employee director is terminated other than for cause (as determined solely by the Company), or if a director is nominated but not reelected by the shareholders, then the option will expire one-year after the date of termination unless during such one-year period the non-employee director dies or becomes permanently and totally disabled, in which case the option will expire one year from the date of death or permanent and total disability. If the non-employee director retires at the Company's normal retirement age of 59 1/2 or with the consent of the Compensation Committee, then the option will expire five years after the date of termination, unless during such five-year period the non-employee director dies or becomes permanently and totally disabled, in which case the option will expire upon the later of five years after retirement or one year after the date of death or permanent and total disability. If the non-employee director dies or becomes permanently and totally disabled while serving as a non-employee director, then the option will expire five years after the date of death or permanent and total disability. Notwithstanding anything above to the contrary, the maximum term of an option is 10 years from the date of grant.

    In the event of any future change in the capitalization of the Company, such as a stock dividend or stock split, the Compensation Committee may make an appropriate and proportionate adjustment to the numbers of shares subject to then-outstanding awards as well as to the maximum number of shares available for future awards.

    The DSOP also provides for all awards then outstanding under the plan to fully vest without restrictions in the event of certain conditions, including a dissolution or liquidation of the Company, a reorganization, merger or consolidation of the Company as a result of which Tenet is not the surviving corporation or a takeover bid or tender offer, not approved by the Company's Board, pursuant to which 20% or more of the outstanding securities of the Company is acquired.

                    MANAGEMENT AND CERTAIN SECURITY HOLDERS

COMPENSATION OF EXECUTIVE OFFICERS
SUMMARY COMPENSATION TABLE

    The following table summarizes the compensation paid by the Company for fiscal years 1996, 1995 and 1994 to the person acting as Chief Executive Officer at May 31, 1996, and the five other most highly compensated executive officers (the "named executive officers"). Mr. Andersons is included because he was an executive officer of the Company through March 20, 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                LONG TERM COMPENSATION
                                                                         ------------------------------------
                          ANNUAL COMPENSATION                                    AWARDS             PAYOUTS
- - -------------------------------------------------------------------------------------------------------------
                                                                         RESTRICTED  SECURITIES
     NAME AND                                             OTHER ANNUAL     STOCK     UNDERLYING      LTIP          ALL OTHER
PRINCIPAL POSITION     YEAR      SALARY(1)    BONUS(1)    COMPENSATION   AWARDS(2)     OPTIONS    PAYOUTS(3)    COMPENSATION(4)
- - --------------------------------------------------------------------------------------------------------------------------------
Barbakow                  1996   $ 945,000   $1,165,707    $   61,933(5)     --          --           --           $  58,747
  CEO and                 1995     900,000      574,560       125,813(5)     --         500,000       --              43,554
  Chairman                1994     850,000      892,500       110,000(5)     --       2,098,000       --               3,647

Focht                     1996     604,000      696,849       101,188(6)     --          --           --              69,643
  President and           1995     575,100      314,695       120,112(6)     --         300,000       --              20,143
  COO                     1994     535,000      483,750       105,060(6) $1,443,750(7)    259,000  $  12,180          29,320

Fetter (8)                1996     222,115      475,636(9)      656,398(10)     --      247,600       --               4,914
  EVP and CFO             1995      --           --            --            --          --           --              --
                          1994      --           --            --            --          --           --              --

Mathiasen                 1996     357,000      331,449              (11)     --         52,800       --              20,990
  SVP and CAO             1995     340,000      221,000              (11)     --         80,000       --              19,884
                          1994     299,408      224,556              (11)     --         73,000       --              14,159

Andersons                 1996     329,200      304,315              (11)     --         52,800       --              19,632
  SVP                     1995     313,500      203,775              (11)     --         80,000       --              18,189
                          1994     279,917      194,200              (11)     --         72,000       --              14,040

Brown                     1996     315,000      304,464              (11)     --         52,800       --              52,261
  General Counsel,        1995     300,000      195,000              (11)     --         80,000       --              16,549
  SVP and Sec.            1994     269,583      215,625              (11)     --         64,000       --              11,193

- - ------------

(1)   Includes compensation deferred at the election of an executive.

(2) As of May 31, 1996, none of the named executive officers held any restricted stock or restricted units except Mr. Focht. As of May 31, 1996, Mr. Focht held 150,000 restricted units that were valued at $1,443,750 (see
     Note 7 below). Dividend equivalents will be paid on the restricted units held by Mr. Focht if dividends are paid on the Company's common stock

(3) No awards were paid under the Company's Long Term Incentive Plan (the "LTIP") for the three-year period ended May 31, 1996 because the LTIP was suspended beginning in 1993. The Company did not meet its pre-established return on equity threshold for the three-year periods ended May 31, 1994 and 1995 and consequently no awards were paid, except, as described below, to executive officers who had responsibility for an operating division during a portion of the three-year period. The Hospital Division met its threshold of aggregate pre-tax income for each such three-year period and consequently those executive officers who had responsibility for the Hospital Division during some portion of such three-year period received a pro-rata portion of the 50% of their awards earned based on the pre-established formula for the Hospital Division.

(4) The aggregate amounts set forth in "All Other Compensation" for 1996 include the following: (i) matching Company contributions to Tenet's 401(k) Retirement Savings Plan, (ii) matching Company contributions to the Deferred Compensation Plan, which exists, in part, because the Internal Revenue Service limits the amount that may be deferred under the Tenet Retirement Savings Plan, (iii) certain amounts in respect of life insurance and disability insurance policies available under the SERP, (iv) certain amounts in respect of joint life, second to die whole life insurance available under the Company's Directors Life Insurance Program, and (v) certain amounts in respect of a personal catastrophic liability insurance policy available to the named executive officers:

                                             BARBAKOW      FOCHT     FETTER     MATHIASEN    ANDERSONS     BROWN
                                            -----------  ---------  ---------  -----------  -----------  ---------
Tenet Retirement Savings Plan.............   $   4,500   $   4,500  $       0   $   4,572    $   4,320   $   4,676
Deferred Compensation Plan................      47,967      25,518      4,394      12,619       11,285      11,204
Life and Disability Insurance Under
 SERP.....................................       5,760       4,465          0       3,279        3,507       2,861
Directors Life Insurance Program..........           0         140          0           0            0           0
Personal Catastrophic Insurance...........         520         520        520         520          520         520

      In addition, during 1996, Mr. Focht and Mr. Brown received $34,500 and $33,000, respectively, for serving on the board of directors of a foreign subsidiary that since has been sold.

(5) Total for 1996 includes $55,710 of corporate-sponsored automobile use. Total for 1995 includes $36,535 and total for 1994 includes $43,700 of travel-related benefits.

(6) Total for 1996 includes $66,706, total for 1995 includes $78,718 and total for 1994 includes $69,355 of travel-related benefits.

(7) This amount represents the value on the date of grant of a grant of restricted units. The restricted units vest at the end of three years. Upon vesting, a cash amount equal to the lesser of (i) the value of the Company's common stock on the date of grant or (ii) the value of the Company's common stock on the last day of the vesting period, will be paid with respect to each restricted unit held by Mr. Focht.

(8) Mr. Fetter joined the Company on October 23, 1995. Consequently, he received no compensation from the Company during 1994 or 1995 or 1996 through October 22, 1995.

(9) A portion of this amount relates to a bonus paid to Mr. Fetter to induce him to join the Company.

(10) Total for 1996 includes $645,110 of relocation-related expenses reimbursed to Mr. Fetter by the Company pursuant to a relocation program made available to all corporate officers who relocated to the Company's new corporate headquarters.

(11) No such compensation was paid other than perquisites, which have not been included because their aggregate value did not meet the reporting threshold of the lesser of $50,000 or 10 percent of salary plus bonus.

OPTION GRANTS

    The following table sets forth information concerning options granted to the named executive officers in fiscal year 1996.

                       OPTION GRANTS IN FISCAL YEAR 1996

                                         INDIVIDUAL GRANTS
- - ---------------------------------------------------------------------------------------------------
                            NUMBER OF
                            SECURITIES          % OF TOTAL
                            UNDERLYING        OPTIONS GRANTED      EXERCISE
                         OPTIONS GRANTED       TO EMPLOYEES          PRICE                              GRANT DATE
NAME                          (#)(1)              IN FY96          ($/SHARE)     EXPIRATION DATE     PRESENT VALUE (2)
- - ----------------------------------------------------------------------------------------------------------------------
Barbakow...............              0                   0               N/A                    N/A              N/A
Focht..................              0                   0               N/A                    N/A              N/A
Fetter.................        230,000                 6.4            17.625       October 26, 2005        $2,091,540
                                17,600                  .5            20.875       January 22, 2006          187,598
Mathiasen..............         52,800                 1.5            20.875       January 22, 2006          562,793
Andersons..............         52,800                 1.5            20.875       January 22, 2006          562,793
Brown..................         52,800                 1.5            20.875       January 22, 2006          562,793

- - ------------

(1) The options are exercisable at a price equal to the closing price of the Company's common stock on the date of grant, vest in equal portions over three years from the date of grant and expire ten years from the date of grant.

(2) These values were established using standard Black-Scholes stock option valuation models. The assumptions used to calculate the Grant Date Present Value of all option shares granted during fiscal year 1996 were as follows:

                                            GRANT DATE/EXPIRATION DATE   GRANT DATE/EXPIRATION DATE
                                                  1-23-96/1-22-06             10-27-95/10-26-05
                                            --------------------------------------------------------
Expected Volatility.......................             .390                         .386
Risk Free Rate of Return..................             5.55%                        5.95%
Dividend Yield............................              0%                           0%
Time of Exercise (Years From Date of
 Grant)...................................               7                            7

      The Expected Volatility is the average of quarterly data drawn from the five years preceding the date of grant. The Risk Free Rate of Return is the approximate yield on a 7-year bond on the date of grant. The Dividend Yield is equal to zero. The Time of Exercise is the estimated average period of time prior to exercise for each grant. The valuation model was not adjusted for non-transferability, risk of forfeiture or the vesting restrictions of the options, all of which would reduce the value if factored into the calculation.

      The Company does not believe that the Black-Scholes model or any other valuation model is a reliable method of computing the present value of the Company's employee options. The value ultimately realized, if any, will depend on the amount by which the market price of the Company's common stock on the date of exercise exceeds the exercise price.

OPTION EXERCISES

    The following table sets forth information concerning options exercised by each of the named executive officers in fiscal year 1996 and unexercised options held by each of them as of May 31, 1996.

         OPTION EXERCISES IN FISCAL YEAR 1996 AND YEAR-END VALUE TABLE

                                                             NUMBER OF                 VALUE OF UNEXERCISED
                                                        UNEXERCISED OPTIONS            IN-THE-MONEY OPTIONS
                         SHARES                     ------------------------------------------------------------
                       ACQUIRED ON       VALUE               AT 5/31/96                   AT 5/31/96 (1)
NAME                 EXERCISE (#)(2)  REALIZED ($)  EXERCISABLE   UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
- - ------               -------------------------------------------------------------------------------------------
Barbakow...........              0     $        0     1,597,999       1,000,001   $   18,238,574  $   10,541,676
Focht (3)..........        708,212      3,744,646       559,309         266,667        3,444,634       2,316,671
Fetter.............              0              0             0         247,600                0         902,250
Mathiasen..........         99,744        478,272       175,045         122,801        1,211,748         604,258
Andersons..........        698,209      4,248,789       161,999         122,801          986,352         604,258
Brown..............        263,153        883,560        25,500         120,134          240,438         577,922

- - ------------

(1) The closing price of the Company's common stock on May 31, 1996, was $21.50.

(2)   Includes 698,212; 99,744; 698,209 and 199,487 shares sold by Messrs.
     Focht, Mathiasen, Andersons and Brown, respectively, upon the exercise of investment options purchased under the PIP, which options would have expired on April 3, 1996, had they not been exercised.

(3) Mr. Focht exercised options for 708,212 shares, but did not sell 10,000 of the shares acquired upon the exercise of the options.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

    The SERP provides executive officers and certain other management employees with supplemental deferred benefits in the form of retirement payments for life.

    At retirement, the monthly benefit paid to participants will be a product of four factors: (i) the participant's highest average monthly earnings for any consecutive 60-month period during the ten years preceding retirement; (ii) the number of years of service to the Company to a maximum of 20 years (participants will receive a percentage credit for years of service prior to enrollment in the plan which increases gradually from 25 percent upon becoming a participant to 100 percent at the beginning of the sixth year following enrollment); (iii) a vesting factor; and (iv) a percentage factor not to exceed 2.7% reduced to reflect the projected benefit from other Company retirement plans available to a participant and from Social Security. The monthly benefit is reduced in the event of early retirement or termination of employment with the Company. The first day on which unreduced retirement benefits are available is age 62. In the event of the death of a participant, before or after retirement, one-half of the benefit earned as of the date of death will be paid to the surviving spouse for life (or to the participant's children until the age of 21 if the participant dies without a spouse). The SERP was amended in fiscal year 1994 to provide for lump sum distributions in certain circumstances and subject to certain limitations.

    "Earnings" is defined in the SERP as the participant's base salary excluding bonuses and other cash and non-cash compensation. For purposes of the SERP, Earnings may not increase at a rate in excess of 8% per annum measured from the participant's Earnings at his or her plan entry date, or, for participants who were participants and were regular full-time employees actively at work on April 1, 1994, with the corporate office or a division or a subsidiary that has not been declared to be a discontinued operation, the Earnings of such participant on April 1, 1994. The provision allowing Earnings to be measured from April 1, 1994, for certain employees was added by amendment in fiscal year 1994 to correct certain inequities that existed due to different participants becoming eligible under the SERP on different dates.

    In the event of a "Change of Control" (as defined below) of the Company, participants will be deemed fully vested in the SERP for all years of service to the Company without regard to actual years of service and will be entitled to the normal retirement benefits (as defined in the SERP) without reduction on or after age 60. In addition, if a participant is a regular full-time employee actively at work on or after April 1, 1994, with the corporate office or a division or a subsidiary that has not been declared to be a discontinued operation, and who has not yet begun to receive benefit payments under the SERP and is terminated without cause or voluntarily terminates his employment following the occurrence of certain events discussed below within two years of a Change of Control, then such participant will be (i) deemed fully vested in the SERP without regard to actual years of service, (ii) credited with three additional years of service, not to exceed a total of 20 years credited service, and (iii) entitled to the normal retirement benefits without reduction on or after age 60 or benefits at age 50 with reduction for each year of receipt of benefit prior to age 60. In addition, the "Earnings" used in calculating the benefit will include the participant's base salary and the annual cash bonus paid to the participant, but exclude any cash bonus paid under the Company's LTIP and other cash and non-cash compensation. Furthermore, the provision in the SERP prohibiting benefits from being paid to a participant if the participant becomes an employee or consultant of a competitor of the Company within three years of leaving the Company is waived. Finally, the SERP provides that (x) the total present value of all payments under the SERP that are payable to a participant and are contingent upon a Change of Control in accordance with the rules set forth in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), when added to (y) the present value of all other payments (other than payments that are made pursuant to the SERP) that are payable to a participant and are contingent upon a Change of Control, exceed an amount equal to 299% of the participant's "base amount" as that term is defined in Section 280G of the Code.

    A Change of Control is deemed to have occurred if (i) any person becomes the beneficial owner, directly or indirectly, of 20% or more of the Company's common stock, or (ii) individuals who, as of April 1, 1994, constitute the Board (the "Incumbent Board") cease for any reason to constitute the majority of the Board; provided that individuals nominated by a majority of the directors then constituting the Incumbent Board and elected to the Board after April 1, 1994, will be deemed to be included in the Incumbent Board and individuals who initially are elected to the Board as a result of an actual or threatened election contest or proxy solicitation (other than on behalf of the Incumbent Board) will be deemed not to be included in the Incumbent Board. The occurrence of any of the following events following a Change of Control causes the additional payments discussed above to become payable: (1) a material downward change in the participant's position, (2)(A) a reduction in the participant's annual base salary, (B) a material reduction in the participant's annual incentive plan bonus payment other than for financial performance as it broadly applies to all similarly situated executives in the same plan, or (C) a material reduction in the participant's retirement or supplemental retirement benefits that does not broadly apply to all executives in the same plan, or (3) the transfer of the participant's office to a location that is more than 50 miles from his or her current principal office.

    In 1994, the Company established a trust (the "SERP Trust") for the purpose of securing the Company's obligation to make distributions under the SERP. The SERP Trust is a "rabbi trust" and was initially funded with 1,000,000 shares of the Company's common stock. The SERP Trust will make payments required to be made to SERP participants and their beneficiaries under the SERP in the event that the Company fails to make such payments for any reason other than the insolvency of the Company. In the event of the insolvency of the Company, the assets of the SERP Trust will be subject to the claims of general creditors of the Company. In the event of a Change of Control of the Company, the Company is required to fund the SERP Trust in an amount that is sufficient, together with all assets then held by the SERP Trust, to pay each participant and/or beneficiary of the SERP, on a pre-tax basis, the benefits to which the participant or the beneficiary would be entitled pursuant to the terms of the SERP as of the date on which the Change of Control occurred.

    The following table presents the estimated maximum annual retirement benefits payable on a straight-life annuity basis to participating executives under the SERP in the earnings and years of service classifications indicated. The benefits listed are subject to reduction for projected benefits from the Tenet Employees Retirement Savings Plan, the related Deferred Compensation Plan and Social Security. The effect of these reductions is not included in the table.

                               PENSION PLAN TABLE
                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

                                 ESTIMATED ANNUAL RETIREMENT BENEFIT
                                   FOR YEARS OF SERVICE INDICATED
                ---------------------------------------------------------------------
 REMUNERATION     5 YEARS     10 YEARS      15 YEARS       20 YEARS     25 YEARS (1)
- - -------------------------------------------------------------------------------------
 $     100,000  $    13,500  $    27,000  $      40,500  $      54,000  $      54,000
       300,000       40,500       81,000        121,500        162,000        162,000
       500,000       67,500      135,000        202,500        270,000        270,000
       700,000       94,500      189,000        283,500        378,000        378,000
       900,000      121,500      243,000        364,500        486,000        486,000
     1,100,000      148,500      297,000        445,500        594,000        594,000
     1,300,000      175,500      351,000        526,500        702,000        702,000
     1,500,000      202,500      405,000        607,500        810,000        810,000
     1,700,000      229,500      459,000        688,500        918,000        918,000
     1,900,000      256,500      513,000        769,500      1,026,000      1,026,000
     2,100,000      283,500      567,000        850,500      1,134,000      1,134,000
     2,300,000      310,500      621,000        931,500      1,242,000      1,242,000
     2,500,000      337,500      675,000      1,012,500      1,350,000      1,350,000
     2,700,000      364,500      729,000      1,093,500      1,458,000      1,458,000

(1) The benefit is the same for each period beyond 20 years since benefits under the SERP are calculated based on a maximum of 20 years of service.

    As of May 31, 1996, the estimated credited years of service for the individuals named in the Summary Compensation Table were as follows: Mr. Barbakow, 3.00 years; Mr. Focht, 18.17 years; Mr. Fetter, .60 years; Mr. Andersons, 19.61 years, Mr. Mathiasen, 10.65 years, and Mr. Brown, 14.72 years.

    The Company has purchased insurance policies on the life of current and past participants in the SERP, the purpose of which is to reimburse the Company, based on actuarial calculations, for amounts to be paid to the participants under the SERP over the course of the participants' retirement (assuming that its original estimates as to interest rates, mortality rates, tax rates and certain other factors are accurate). SERP participants also are provided a life insurance benefit for the designee of each participant and a disability insurance policy for the benefit of each participant.

                 COMPENSATION AND STOCK OPTION COMMITTEE REPORT

COMPENSATION POLICIES

The Compensation and Stock Option Committee (the "Compensation Committee") of the Company's Board is responsible for establishing and interpreting the Company's compensation policies and making compensation decisions. The Compensation Committee is composed entirely of non-employee directors. The Compensation Committee considers a director to be a non-employee director if the director (a) has not been employed by the Company in an executive capacity during the five years prior to appointment to the Compensation Committee, (b) is not employed by a significant customer or supplier, (c) is not employed by a charitable organization that receives significant contributions from the Company, (d) is not related to any executive, (e) does not have a personal service contract with the Company, (f) is not a member of a company that is one of the Company's significant advisors or consultants, and (g) does not have a business relationship required to be disclosed under "Related Party Transactions" in the Company's Proxy Statement.

    The Compensation Committee has retained a nationally-recognized compensation consulting firm that assists the Compensation Committee in formulating its compensation policies, applying those policies to the compensation of the Company's executives and advising the Compensation Committee as to the form and reasonableness of compensation paid to executives. For purposes of this Report, the term "executives" refers to the executive officers of the Company.

    The Company's compensation policies balance the need for executive compensation to reflect the Company's current financial results with the Company's need to attract, motivate and retain qualified executives who can maximize long-term shareholder returns in the rapidly-changing healthcare industry. In fiscal year 1996, over 70% of the total compensation opportunities for the named executive officers as a group were "at risk" based on (i) the price of the Company's common stock, (ii) the Company meeting its financial and quality-of-service goals, (iii) the executives meeting pre-established corporate and/or individual objectives, and (iv) growth in the Company's operating income.

    The Compensation Committee recognizes that a variety of circumstances may influence an individual's or the Company's performance at any given time. Accordingly, the Compensation Committee is prepared to use its judgment to make discretionary awards or adjustments to plans when it believes that doing so would serve the long-term interests of the Company's shareholders.

BASE SALARY AND ANNUAL INCENTIVE PLAN

    The Compensation Committee believes that the Company's executives should be rewarded in the short-term for their contributions to the Company's attaining annual financial and quality-of-service goals and their attaining annual corporate and/or individual objectives.

    When setting the appropriate level of total annual cash compensation opportunities available to the Company's executives for fiscal year 1996, the Compensation Committee compared such opportunities primarily with the total annual cash compensation paid to executives, according to the then most-recently available information, by the Company's peer companies (which are the companies included in the S&P Health Care Composite Index referred to in the Common Stock Performance Graph below) and by other similarly-sized companies generally, taking into account their relative sizes (in terms of net operating revenues). The Compensation Committee makes such comparison with those companies because the Company believes that it is with those companies that the Company must compete for qualified and experienced executives. For fiscal year 1996, the Compensation Committee established a base salary and target annual incentive structure designed to position total cash compensation opportunities for the executives in the broad middle range of that paid by the companies referred to above, taking into account their relative sizes based on net operating revenues.

    In determining an individual executive's actual base salary, the Compensation Committee also considers other factors, which may include the executive's past performance and contributions to the Company's success, the executive's expected future contributions, how long the executive has held the current position, the executive's vulnerability to recruitment by other companies, the executive's expected future position, the executive's salary relative to other executives' salaries and expected increases in base salaries at the Company's peer companies and other similarly sized companies generally.

    Under the Company's 1994 Annual Incentive Plan (the "AIP"), an executive is rewarded with a cash award equal to a percentage of the executive's base salary, based on the extent to which (a) the Company meets its pre-established financial goal, the measure of which in fiscal year 1996 was the Company's fully diluted earnings per share from continuing operations for the fiscal year (excluding the effects of acquisitions and divestitures, not contemplated when the goal was set), (b) the Company achieves its quality-of-service goal (measured in fiscal year 1996 by patient satisfaction at the Company's general hospitals), (c) the executive meets pre-established corporate or individual performance goals, and
(d) the Company achieves growth in operating income. The award for growth in operating income is calculated by multiplying (i) the amount by which the Company's operating income for the fiscal year exceeds the previous fiscal year's operating income by (ii) a percentage for the executive established in advance by the Compensation Committee. While the rest of the AIP award is paid immediately following the end of the fiscal year in which earned, the portion based on growth in operating income is paid two-thirds following the end of the fiscal year in which earned, with the remainder paid following the ends of the next two fiscal years, provided pre-established return on equity thresholds are met. The portion of the award that is deferred will accrue interest at a floating rate equal to one percent above the prime rate. Each executive's individual performance goals are set jointly by the executive and the executive's supervisor. Individual performance goals, if any, for the Chief Executive Officer are approved by the Compensation Committee. Individual performance goals relate to an executive's business objectives.

    The weight given to each of the foregoing factors and the amount of the AIP award, or percentage multiplier in the case of the portion of the award based on growth in operating income, that each executive may earn are approved annually by the Compensation Committee. The weight given to each factor may vary for each participant based on decision-making authority and ability directly to affect financial performance. No AIP award may be paid to an executive except at the discretion of the Compensation Committee if the Company fails to meet the threshold (which for fiscal year 1996 was based on return on equity) set in advance by the Compensation Committee. The Compensation Committee also has the authority to pay discretionary awards.

    When the Company's financial performance or quality-of-service exceeds target levels and/or an executive's individual performance goals are exceeded, the executive is rewarded with a larger-than-targeted cash award. When the Company's financial performance or quality-of-service is below target levels (but above the pre-established threshold) and/or an executive's individual performance goals are not met, annual incentive awards are paid at less-than-targeted levels.

    Following the close of fiscal year 1996, the Compensation Committee met to review information on the achievement of each of the above goals and determined that the threshold had been met and all goals had been exceeded.

    In light of his performance in fiscal year 1995, and taking into account the challenges facing the Company in fiscal year 1996, the Compensation Committee set Mr. Barbakow's salary for fiscal year 1996 at $945,000. The Compensation Committee also established a fiscal year 1996 target award for Mr. Barbakow under the AIP, including the percentage multiplier for the portion of the AIP award based on growth in operating income. That target award, which was to be payable only if the Company was to meet a threshold based on its return on equity, was based on fully diluted earnings per share from continuing operations (excluding the effects of acquisitions and divestitures, not contemplated when the goals were set), quality-of-service goal (measured in fiscal year 1996 by patient satisfaction at the Company's general hospitals) and growth in the Company's operating income over the previous fiscal year's operating income. In July 1996, the Compensation Committee reviewed the Company's performance in light of the pre-established AIP targets. Since the AIP threshold had been met, the Committee determined that Mr. Barbakow's fiscal year 1996 award under the AIP was $1,165,707 based on the extent to which the AIP targets had been met or exceeded. As a result of the Company's above-target financial performance in fiscal year 1996, the total cash compensation paid to Mr. Barbakow for fiscal year 1996 was in approximately the 75th percentile of total cash compensation paid to chief executive officers of the Company's peer companies and of other similarly-sized companies generally.

STOCK INCENTIVE PLAN

    The Compensation Committee's long-term compensation goal is to provide the Company's executives with an interest in common with that of the shareholders and an incentive to enhance the Company's long-term financial performance, and thus shareholder value. The Compensation Committee's policy with respect to long-term compensation awards in fiscal year 1996 was to consider the practices of its peer companies and other companies generally in setting the target award levels because: (1) the Company must compete with other companies in all industries in order to attract and retain qualified and motivated executives who will work to maximize long-term shareholder value and (2) shareholders consider investing not only in other health care companies but also other companies generally when evaluating where best to invest their capital, requiring the Compensation Committee to create incentives for the executives to cause the Company's common stock to be competitive with that of other companies generally rather than only with the stock of the peer companies. The Compensation Committee believes that long-term compensation opportunities generally should be in the broad middle range of such opportunities available at those other companies.

    In fiscal year 1996, the Compensation Committee implemented its long-term compensation policy by granting awards under the Company's 1991 and 1995 Stock Incentive Plans (collectively, the "SIP"), which provide longer-term opportunities linked directly to the Company's common stock price. Stock-based incentive awards are granted to executives under the SIP in order to provide them with an interest in common with that of the shareholders and an incentive to enhance the Company's long-term financial performance, and thus, shareholder value.

    In weighing the type and amount of SIP award that is appropriate for a given executive, the Compensation Committee may consider such factors as that executive's total compensation, expected future contributions to the Company, current ownership of the Company's common stock and derivative securities, awards previously made, the likelihood of being hired away and ability to influence future financial performance. The Compensation Committee also may consider the performance of the Company's common stock price and whether the healthcare industry in general is experiencing growth or is in a less favorable place in its business cycle. When the Company's common stock price appreciates, so that shareholder value is enhanced, the benefits to the executives will appreciate commensurately. When this is not true, the executives will recognize lower gains or, in the case of certain types of awards such as options, no gains at all.

    It is the Compensation Committee's current practice to rely primarily on the grant of options to provide long-term incentives to the executives. The exercise price of options granted to the executives under the SIP normally will not be less than 100% of the fair market value of the Company's common stock on the date such option is granted. Options normally will vest ratably over three years and normally will not be exercisable for at least one year after being granted. Options generally will be exercisable during a term of not more than ten years from the date of grant.

POLICY REGARDING ONE MILLION DOLLAR TAX DEDUCTION CAP

    The Internal Revenue Code generally provides that compensation in excess of $1,000,000 paid to "covered employees" as defined in Section 162(m) of the Code (the "Covered Employees") will not be deductible, unless such compensation is paid according to pre-established performance criteria approved in advance by the shareholders. Awards of options granted to date at fair market value under the Company's SIP and the proceeds thereof have not been subject to the $1,000,000 cap. In fiscal year 1995, the Company adopted the 1995 Stock Incentive Plan (the "1995 SIP") in order to ensure that future awards will continue not to be subject to the $1,000,000 cap.

    The Compensation Committee believes that the AIP and the 1995 SIP permit the Company to pay or make an award to a Covered Employee and deduct the compensation in excess of $1,000,000 from its federal income taxes in accordance with Section 162(m) of the Code. It is the intent of the Compensation Committee that the AIP, the 1995 SIP and certain awards thereunder satisfy, in the case of participants who are or may be Covered Employees, the applicable requirements of Code Section 162(m). The amount available for awards under the AIP in any year shall be determined by the Compensation Committee.

    It is the Compensation Committee's policy to administer executive compensation in conformance with the provisions of Section 162(m) of the Code, except where, in its judgment, the interests of the Company and its shareholders are better served by a different approach. A participant who is or may be a Covered Employee may receive an award under the AIP or the 1995 SIP or other compensation that is not a Code Section 162(m) award, but such award or other compensation may result in compensation that is not deductible by the Company for federal income tax purposes.

SUMMARY

    The Compensation Committee is committed to attracting, motivating and retaining executives who will help the Company meet the increasing challenges of the healthcare industry. The Compensation Committee recognizes its responsibility to the Company's shareholders and intends to continue to establish and implement compensation policies that are consistent with competitive practice, are based on the Company's and the executives' performance and permit the Company to attract, motivate and retain executives who will lead the Company in providing quality healthcare to its patients, competitive returns for its shareholders and challenging employment opportunities for its employees.

    This Report has been provided by the Compensation and Stock Option Committee of the Board of Directors of the Company.

Bernice Bratter (Chair)

Maurice J. DeWald

Hon. Lester B. Korn.

                         COMMON STOCK PERFORMANCE GRAPH

    The following graph shows the cumulative, five-year total return for Tenet's common stock compared with the Standard & Poor's 500 Stock Index (which includes Tenet) and the Standard & Poor's Healthcare Composite Index (a group of 29 companies, including Tenet).

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
 TENET HEALTHCARE CORPORATION, S&P 500 INDEX AND S&P HEALTHCARE COMPOSITE INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            TENET HEALTHCARE CORPORATION     S&P 500 COMP LTD       S&P HEALTH CARE COMPOSITE
May-91                           $ 100.00               $ 100.00                       $ 100.00
May-92                            $ 65.00               $ 109.93                       $ 100.33
May-93                            $ 44.85               $ 122.89                        $ 87.28
May-94                            $ 78.10               $ 126.82                        $ 86.06
May-95                            $ 79.29               $ 152.41                       $ 116.93
May-96                           $ 102.54               $ 195.76                       $ 166.76

    The following graph shows the cumulative, three-year total return for Tenet's common stock compared with the Standard & Poor's 500 Stock Index and the Standard & Poor's Healthcare Composite Index. The following graph is included because it reflects the Company's common stock performance during the three-year period beginning on June 1, 1993, when the Company's new senior management began managing the Company.

                COMPARISON OF THREE YEAR CUMULATIVE TOTAL RETURN
 TENET HEALTHCARE CORPORATION, S&P 500 INDEX AND S&P HEALTHCARE COMPOSITE INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            TENET HEALTHCARE CORPORATION     S&P 500 COMP LTD       S&P HEALTH CARE COMPOSITE
May-93                           $ 100.00               $ 100.00                       $ 100.00
May-94                           $ 174.16               $ 103.36                        $ 98.61
May-95                           $ 176.81               $ 124.22                       $ 133.98
May-96                           $ 228.65               $ 159.55                       $ 191.07

    Performance data assumes that $100.00 was invested on June 1, 1991 (or June 1, 1993 for the Three Year Graph), in Tenet common stock and the two Standard & Poor's indices. The data assumes the reinvestment of all cash dividends, and the cash value of other distributions. Stock price performance shown in the graph is not necessarily indicative of future stock price performance.

                             EMPLOYMENT AGREEMENTS

MR. BARBAKOW

    Mr. Barbakow was elected President and Chief Executive Officer of the Company on June 1, 1993. On July 28, 1993, Mr. Barbakow was elected Chairman of the Board and relinquished the position of President to Michael H. Focht, Sr., who was elected President. Mr. Barbakow does not have a formal employment agreement, but the terms of his initial employment are set forth in letters dated May 26 and June 1, 1993, and a memorandum dated June 14, 1993 (the "1993 Correspondence"). The letters provide that his initial annual base salary was $850,000 and he will be entitled to participate in the Company's AIP, LTIP, pension and other benefit plans. In addition, he will receive the same type of fringe benefits and perquisites that are provided to other executive officers.

    Under the terms of his initial employment, Mr. Barbakow was guaranteed a minimum annual bonus of $500,000 for fiscal year 1996 if the average closing price of Tenet's common stock during April and May of fiscal year 1996 exceeds $14.50. The average closing price of Tenet's common stock during those months did exceed $14.50. As described above, Mr. Barbakow was paid a fiscal year 1996 bonus of $1,165,707 under the AIP based on a pre-established formula and thus, although the average closing price of Tenet's stock did exceed $14.50 during April and May of 1996, the $500,000 minimum bonus was not relevant.

    On June 1, 1993, Mr. Barbakow received a grant under the 1991 Stock Incentive Plan (the "1991 SIP") of non-qualified options for 2,000,000 shares of Tenet common stock (the "Barbakow Options"). Each of the Barbakow Options has an exercise price of $9.50, which was the closing price of Tenet common stock on the grant date, and a term of ten years. One-third of the Barbakow Options vested on June 1, 1994, one-third vested on June 1, 1995 and one-third vested on June 1, 1996.

    A special-purpose committee of the Board retained a nationally-recognized compensation consulting firm to assist it in negotiating the terms of Mr. Barbakow's initial employment and received an opinion from that firm stating that the terms of his employment were fair and reasonable.

1996 MEMORANDA OF UNDERSTANDING

    In connection with a proposed June 1, 1996, grant of options to them, on May 21, 1996, each of Mr. Barbakow and Mr. Focht sent a Memorandum of Understanding (each a "Memorandum of Understanding") to the Company. Each confirms in his Memorandum of Understanding his intent to continue in his current position with the Company for a period of not less than two (2) years.

    On June 1, 1996, Mr. Barbakow received a grant of non-qualified options for 900,000 shares and Mr. Focht received a grant of non-qualified options for 450,000 shares of Tenet common stock (collectively, the "1996 Options") under the 1995 SIP. Each of the 1996 Options has an exercise price of $21.625, which was the closing price of Tenet common stock on the first business day after the grant date (which was not a business day), and a term of ten years. Although options under the 1995 SIP typically vest in equal portions over three years from the date of grant, two-thirds of the 1996 Options vest on the second anniversary of the grant date, with the remaining one-third vesting on the third anniversary of the grant date.

    Each of Mr. Barbakow and Mr. Focht acknowledges in his Memorandum of Understanding that in the event he voluntarily terminates his employment prior to June 1, 1998, he will not be entitled to any of the 1996 Options. Voluntary termination does not include involuntary termination of employment without cause at any time after a "Change of Control" (as such term is defined in the 1995 SIP, which definition is set forth below). Each of Mr. Barbakow and Mr. Focht further acknowledges in his Memorandum of Understanding that Tenet does not intend to grant any additional options to him during fiscal 1997 or fiscal 1998.

    Under the 1995 SIP, a "change of control" of the Company shall have occurred when a "Person" alone or together with its Affiliates and Associates (as defined in Rule 12b-2 of the Exchange Act), becomes the beneficial owner of 20% or more of the general voting power of the Company. "Person" shall mean an individual, firm, corporation or other entity or any successor to such entity, but "Person" shall not include the Company, any subsidiary of the Company, any employee benefit plan or employee stock plan of the Company, or any Person organized, appointed, established or holding voting stock by, for or pursuant to the terms of such a plan or any Person who acquires 20% or more of the general voting power of the Company in a transaction or series of transactions approved prior to such transaction or series of transactions by the Board.

SEVERANCE PROTECTION PLAN FOR EXECUTIVE OFFICERS

    In order to strengthen the Company's ability to attract, motivate and retain employees of training, experience and ability in light of the continuing consolidation within the healthcare industry, the Company adopted a Severance Protection Plan (the "Plan"), of which each of the named executive officers is a Participant (as defined below), during fiscal year 1996. Under the terms of the Plan, upon the occurrence of a Change of Control (as defined below) of the Company, all then unvested stock options held by each Participant (as defined below) in the Plan will become vested as of the date of such Change of Control. In addition, if a Participant is terminated for other than Cause (as defined below) or the Participant terminates for Good Reason (as defined below) within two years of the date of the occurrence of a Change of Control, the Participant will be entitled to a lump-sum payment equal to two times the Participant's then-current base salary plus the Participant's target bonus for the then-current fiscal year under the Company's Annual Incentive Plan ("AIP"); provided that such payment shall be less any salary continuation amounts payable under any other severance agreement or severance policy of the Company. The Participant also will receive an additional pro-rated award (the "Pro-Rata Bonus") under the AIP for the then-current fiscal year calculated by multiplying
(x) the number of months or partial months elapsed for that fiscal year divided by 12 by (y) an amount equal to not less than the Participant's target award for the then-current fiscal year. Furthermore, the Participant will be permitted to continue to receive benefits under the Company's (or its successor's) health care plan until the Participant reaches age 65 or is employed by another employer offering health care coverage to the Participant for the same cost to the Participant as the Participant was paying while employed by the Company (subject to adjustment based on the consumer price index).

    The total payments that are deemed to be contingent upon a Change of Control in accordance with the rules set forth in Section 280g of the Internal Revenue Code of 1986, as amended (the "Code"), when added to the present value of all other payments that are payable to the Participant and are contingent upon a Change of Control, may not exceed an amount equal to two hundred and ninety-nine percent (299%) of the Participant's "base amount" as that term is defined in
Section 280g of the Code and applicable regulations. The Pro Rata Bonus is not subject to this limit. Participants also are entitled to reimbursement for reasonable legal fees, if any, necessary to enforce payment of benefits under the Plan.

    For purposes of the Plan, the following terms have the following meanings:

        (A) A "Participant" is any individual designated as a participant in the Plan by the Compensation and Stock Option Committee of the Board of Directors of the Company.

        (B) "Cause" shall mean the willful, substantial, continued and unjustified refusal of the Participant to perform the duties of his or her office to the extent of his or her ability to do so; any conduct on the part of the Participant which constitutes a breach of any statutory or common law duty of loyalty to the Company; or any illegal or publicly immoral act by the Participant which materially and adversely affects the business of the Company.

        (C) A "Change in Control" of the Company shall be deemed to have occurred if: (i) any Person is or becomes the beneficial owner directly or indirectly of securities of the Company representing 20% or more of the combined Voting Stock of the Company or; (ii) individuals who, as of April 1, 1994, constitute the Board of Directors of the Company (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that (a) any individual who becomes a director of the Company subsequent to April 1, 1994, whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed to have been a member of the Incumbent Board and (b) no individual who was elected initially (after April 1, 1994) as a director as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any other actual or threatened solicitations of proxies or consents by or on behalf of any person other than the Incumbent Board shall be deemed to have been a member of the Incumbent Board.

        (D) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

        (E) "Person" shall mean an individual, firm, corporation or other entity or any successor to such entity, together with all Affiliates and Associates of such Person, but "Person" shall not include the Company, any subsidiary of the Company, any employee benefit plan or employee stock plan of the Company or any subsidiary of the Company, or any Person organized, appointed, established or holding Voting Stock by, for or pursuant to the terms of such a plan.

        (F) "Voting Stock" with respect to a corporation shall mean shares of that corporation's capital stock having general voting power, with "voting power" meaning the power under ordinary circumstances (and not merely upon the happening of a contingency) to vote in the election of directors.

        (G) A voluntary termination for "Good Reason" shall mean a voluntary termination following: (i) material downward change in the functions, duties, or responsibilities which reduce the rank or position of the Participant; (ii) a reduction in the Participant's annual base salary; (iii) a material reduction in the Participant's annual incentive plan bonus payment other than for financial performance as it broadly applies to all similarly situated Participants in the same plan; (iv) a material reduction in the Participant's retirement or supplemental retirement benefits that does not broadly apply to all Participants in the same plan; or (v) transfer of the Participant's office to a location that is more than fifty (50) miles from the Participant's current principal office location.

RELOCATION SEVERANCE AGREEMENTS

    In order to induce them to remain with the Company and relocate in connection with the relocation of the Company's corporate headquarters, Messrs. Brown, Fetter and Mathiasen are entitled to certain benefits under an agreement related to the relocation of the Company's headquarters. If any of those employees' employment is involuntarily terminated other than for "cause" (as defined below), (i) he will receive 24 months of salary and benefits continuation along with re-employment assistance, (ii) any stock options that have been granted to him and have vested prior to such termination or during any period of salary continuation will continue to be exercisable up until ninety
(90) days after the end of the salary continuation period, unless by their terms the options expire sooner, (iii) he may elect to have the Company move him back to the location of his residence prior to his having relocated, and (iv) if he elects to move back, the Company will assist with the sale of his new home. If any of Messrs. Brown, Fetter or Mathiasen is involuntarily terminated as a result of a Change of Control (as defined in the Severance Protection Plan discussed above) of the Company, they will not be eligible for the 24 months of salary and benefits continuation discussed under item (i) above to the extent that they receive a lump-sum payment under the Severance Protection Plan discussed above.

    No termination benefits will be payable to Mr. Brown, Fetter or Mathiasen if he voluntarily terminates his employment or his employment is terminated for cause. Furthermore, if any of those employees voluntarily terminates his employment with Tenet within 24 months of his relocation, any amount paid to him as relocation benefits (which are included in the Summary Compensation Table on page 12 under Other Annual Compensation) will be considered a loan that must be repaid, with the loan amount to be repaid being reduced 1/24th for each month he is employed within the initial 24-month period following the relocation.

    As used in the relocation agreement, the term "cause" shall include, but shall not be limited to, dishonesty, fraud, willful misconduct, self-dealing or violations of the Tenet Standards of Conduct, breach of fiduciary duty (whether or not involving personal profit), failure, neglect or refusal to perform his duties in any material respect, violation of law (except traffic violations or similar minor infractions), material violation of Tenet's human resources or other policies, or any material breach of the agreement; provided, however, that a failure to achieve or meet business objectives as defined by the Company shall not be considered "cause" so long as the employee has devoted his best and good faith efforts and full attention to the achievement of those business objectives.

                           RELATED PARTY TRANSACTIONS

CERTAIN BUSINESS RELATIONSHIPS

In fiscal year 1996, the Company paid Robert de Wetter, Ph.D., a licensed psychologist, $150,000 for his services as a psychologist to various Tenet facilities. In addition, Dr. de Wetter was reimbursed $22,232 for expenses. Dr. de Wetter is Peter de Wetter's son.

                      SHARES OWNED BY CERTAIN SHAREHOLDERS

    As shown in the table below, as of June 30, 1996, Oppenheimer Capital was the beneficial owner of 11.5% of the Company's common stock, and FMR Corp. was the beneficial owner of 7.5% of the Company's common stock. No other person is known by the Company to beneficially own more than 5% of its outstanding common stock.

                                                            AMOUNT AND NATURE OF
                   NAME AND ADDRESS                         BENEFICIAL OWNERSHIP      PERCENT OF CLASS
- - -------------------------------------------------------------------------------------------------------
Oppenheimer Capital                                         24,883,728 held directly          11.5%
200 Liberty Street
New York, NY 10281

FMR Corp.                                                   16,130,979 held directly           7.5%
82 Devonshire Street
Boston, MA 02109

2. RATIFICATION OF SELECTION OF AUDITORS

SELECTION OF INDEPENDENT AUDITORS

    On the recommendation of the Audit Committee, the Board has selected KPMG Peat Marwick LLP to serve as independent auditors for the fiscal year ending May 31, 1997. KPMG Peat Marwick LLP is familiar with the operations of the Company and together with its predecessor organizations have been the Company's auditors since the Company's inception. The Audit Committee of the Board is satisfied with KPMG Peat Marwick LLP's reputation in the auditing field, its personnel, its professional qualifications and its independence.

    KPMG Peat Marwick LLP expects their representatives to attend the meeting to make a statement should they so desire and to respond to questions where appropriate.

SHAREHOLDER APPROVAL

    Ratification of the independent auditors by the shareholders requires the affirmative vote of a majority of the votes cast by the holders of shares entitled to vote in the election at the Annual Meeting, provided a quorum is present. Unless marked to the contrary, proxies will be voted "FOR" the ratification of the selection of KPMG Peat Marwick LLP as the Company's auditor. If a favorable vote is not obtained, other auditors will be selected by the Board.

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF KPMG PEAT MARWICK LLP.

                   DATE FOR RECEIPT OF SHAREHOLDER PROPOSALS

    Any proposals by security holders intended to be presented at the next annual meeting must be received by the Company for inclusion in its proxy statement and form of proxy relating to that meeting by May 2, 1997.

                                 MISCELLANEOUS

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires the Company's directors, officers and persons who beneficially own more than 10% of a registered class of the Company's equity securities (collectively, the Reporting Persons) to file certain reports on Forms 3, 4 and/or 5 describing ownership and changes in ownership in the Company's registered equity securities. Based solely on a review of the Forms 3, 4 and 5 furnished to the Company during and with respect to fiscal year 1996, and written representations from the Reporting Persons that no Forms 3, 4 and 5 were required, the Company believes that all filings required by Section 16(a) of the Exchange Act were made in a timely fashion except that one Form 4, reporting a sale of shares by Maris Andersons (an executive officer of the Company until March 20, 1996) was not filed on a timely basis. The transaction, however, was reported on a Form 4 when the oversight was discovered.

    A copy of the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1996, as filed with the Securities and Exchange Commission, excluding certain exhibits thereto, may be obtained without charge, by writing Scott M. Brown, Secretary, Tenet Healthcare Corporation, 3820 State Street, Santa Barbara, California, 93105, by telephoning Mr. Brown at (805) 563-7000 or by leaving a voice mail request at (805) 563-6855.

                                          By Order of the Board of Directors
                                          Scott M. Brown
                                          SECRETARY

SANTA MONICA, CALIFORNIA
AUGUST 26, 1996

                          TENET HEALTHCARE CORPORATION

                  PROXY -- SOLICITED BY THE BOARD OF DIRECTORS

    The undersigned hereby appoints Jeffrey C. Barbakow, Trevor Fetter and Scott
M. Brown, and each of them, proxies of the undersigned, with power of substitution, to represent the undersigned and to vote all shares of Tenet Healthcare Corporation that the undersigned would be entitled to vote at the Annual Meeting of Shareholders to be held on September 25, 1996, and any adjournments thereof, on the items set forth on the reverse hereof and on such other business as properly may come before the meeting.

    THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER. IF NO DIRECTION IS GIVEN WHEN THE DULY AUTHORIZED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED "FOR ALL NOMINEES" IN ITEM 1 AND "FOR" ITEM 2.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES" IN ITEM 1 AND "FOR" ITEM 2.

                              (PLEASE SIGN ON REVERSE SIDE AND RETURN PROMPTLY.)

                                                    TENET HEALTHCARE CORPORATION
P.O. BOX 11336
NEW YORK, N.Y. 10203-0336

1.         Election of the         FOR all nominees   WITHHOLD AUTHORITY to vote       *EXCEPTIONS  / /
           following               listed below  / /  for all nominees listed
           nominees as Directors:                     below.  / /

Nominees: Bernice B. Bratter, Michael H. Focht, Sr. and Lester B. Korn (INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark the "Exceptions" box above and write that (those) nominee's name(s) in the space provided below.)
*Exceptions ____________________________________________________________________

2.         Proposal to ratify the selection of KPMG Peat Marwick LLP       FOR      AGAINST    ABSTAIN   CHANGE OF ADDRESS AND/OR
           as independent auditors for the fiscal year ending May 31,      / /        / /        / /     COMMENTS MARK HERE  / /
           1997.

                                              Please mark, date and sign, as
                                              your name(s) appear(s) to the left
                                              and return in the enclosed
                                              envelope. If acting as an
                                              executor, administrator, trustee,
                                              guardian, etc., you should so
                                              indicate when signing. If the
                                              signer is a corporation, please
                                              sign the full corporate name, by
                                              duly authorized officer. If shares
                                              are held jointly, each shareholder
                                              named should sign.
                                              Date: _____________________ , 1996

                                              ----------------------------------
                                                          Signature

                                              ----------------------------------
                                                          Signature
                                              VOTES MUST BE INDICATED (X) IN
                                              BLACK OR BLUE INK. X

PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.